Exhibit 99.1

TerrAscend Reports Full Year 2021 Net Sales of $210.4 Million, an Increase of 42% Year-Over-Year

Recently completed the acquisition of Gage Growth Corp (“Gage”), a leading high-quality premium cannabis brand and operator in Michigan

Pennsylvania facility producing highest quality product to date, recapturing top three market share2

New Jersey retail and wholesale fully prepared for adult-use launch, pending regulatory approval

Completed GAAP Conversion and became a US Filer with the SEC

TORONTO, March 16, 2022 - TerrAscend Corp. (“TerrAscend” or the “Company”) (CSE: TER, OTCQX: TRSSF), a leading North American cannabis operator, today reported its financial results for the fourth quarter and full year periods ending December 31, 2021. All amounts are expressed in U.S. dollars unless indicated otherwise and are prepared under U.S. Generally Accepted Accounting principles (GAAP).

Fourth Quarter 2021 Financial Highlights

●	Net Sales were $49.2 million as compared to $49.1 million in Q3 2021 and $49.6 million in Q4 2020.

●	Gross Profit Margin was 42.3% as compared to 43.8% in Q3 2021 and 55.8% in Q4 2020.

●	Adjusted Gross Profit Margin[1] was 49.8% as compared to 46.2% in Q3 2021 and 60.5% in Q4 2020.

●	Adjusted EBITDA[1] was $11.9 million as compared to $9.0 million in Q3 2021 and $19.3 million in Q4 2020. Adjusted EBITDA under IFRS, excluding lease expense, was $12.8 million as compared to $10.5 million in Q3 2021.

●	Adjusted EBITDA Margin[1] was 24.2% as compared to 18.3% in Q3 2021 and 38.9% in Q4 2020.

●	Cash and cash equivalents, totaled $79.6 million as of December 31, 2021.

Full Year 2021 Financial Highlights

●	Net Sales were $210.4 million, an increase of 42% year-over-year.

●	Gross Profit Margin was 53.3% compared to 54.8% in 2020.

●	Adjusted Gross Profit Margin[1] was 56.1% compared to 57.2% in 2020.

●	Adjusted EBITDA[1] of $65.6 million compared to $41.7 million in 2020, an increase of 57% year-over-year. Adjusted EBITDA under IFRS, excluding lease expense, was $70.1 million as compared to $45.5 million in 2020.

●	Adjusted EBITDA Margin[1] of 31.2% compared to 28.2% in 2020, an expansion of 300 basis points.

Jason Wild, Executive Chairman of TerrAscend, commented, “The strategic decisions we made in Pennsylvania have resulted in the highest quality product we have ever sold in this market. Additionally, the actions undertaken in New Jersey have our team prepared for adult use, where we have one of the largest cultivation footprints in the state, along with three ideal dispensary locations. Furthermore, I am thrilled that we have recently completed our acquisition of Gage, which provides us with a leadership position in yet another multi-billion market and the ability to launch this brand beyond Michigan. I’m proud of the hard work by the team in 2021, which has us well positioned for the explosive growth we expect in 2022 and beyond.”

2021, Full Year 2021 and Comparative Periods

(in millions of U.S. dollars)

	Q4 2020	Q3 2021	Q4 2021	2020	2021
Revenue, net	49.6	49.1	49.2	147.8	210.4
QoQ increase	30.2%	-16.4%	0.2%
YoY increase	69.9%	28.9%	-0.8%	131.7%	42.4%
Gross profit	27.7	21.5	20.8	81.0	112.1
Adjusted Gross profit[1]	30.0	22.7	24.5	84.5	118.0
Adjusted gross margin %	60.5%	46.2%	49.8%	57.2%	56.1%
Share-based compensation expense	4.7	5.2	1.5	10.1	14.9
General & Administrative expense (excluding share based comp)	12.5	16.1	17.0	55.5	66.0
% of revenue, net	25.2%	32.8%	34.6%	37.6%	31.4%
Adjusted EBITDA[1]	19.3	9.0	11.9	41.7	65.6
Adjusted EBITDA % of revenue, net	38.9%	18.3%	24.2%	28.2%	31.2%
Net income / (loss)	(94.0)	55.8	(5.9)	(142.3)	6.1
Cash Flow from Operations	(26.9)	(17.9)	(3.8)	(37.0)	(31.8)

Fourth Quarter 2021 Business and Operational Highlights

●	Pennsylvania facility producing highest quality product to date; recapturing top 3 market share for the month of December 2021.[2]

●	New Jersey wholesale and retail fully prepared for adult-use, pending regulatory approval.

●	Closed on the purchase of a 156,000 square foot facility in Hagerstown, MD for expansion of cultivation and processing, which is expected to be operational during the third quarter of 2022.

●	Completed US GAAP conversion and became a US filer under SEC.

Subsequent Events

●	Closed on the acquisition of Gage Growth Corp.

●	Appointed Ziad Ghanem as President and Chief Operating Officer.

●	Appointed Jared Anderson, SVP Finance & Strategy; Charishma Kothari, SVP Marketing and Charles Oster, SVP Sales.

●	Appointed Kara DioGuardi to the Board of Directors.

●	Became first major MSO to expand its ecommerce platform via proprietary Apothecarium mobile app, available in the Apple App store, with express pick-up and delivery where permitted.

1. Adjusted EBITDA and the respective margin and Adjusted Gross Profit and the respective margin are non-GAAP measures. Please see discussion and reconciliation of non-GAAP measures at the end of this press release.

Full Year and Fourth Quarter 2021 Financial Results

Net sales for the full year 2021 totaled $210.4 million as compared to $147.8 million for 2020, an increase of 42% primarily driven by the Company’s first complete year in the New Jersey medical market and retail growth in Pennsylvania, reflecting the acquisition of KCR in May of 2021, as well as a full year of operations at the three existing Apothecarium dispensaries. Total revenue also benefitted from the late 2020 expansion of State Flower cultivation in California and entry into Maryland through the acquisition of HMS Health in May of 2021.

Net sales for the fourth quarter of 2021 were $49.2 million as compared to $49.1 million for the third quarter of 2021 and $49.6 million for the fourth quarter of 2020.

Gross margin for the full year 2021 was 53.3% as compared to 54.8% for the full year 2020. Adjusted gross margin, a non-GAAP financial measure, for the full year 2021 was 56.1% compared with 57.2% in 2020 driven by second half under-absorption related to the reset of the Company’s Pennsylvania cultivation facility.

Gross margin for the fourth quarter of 2021 was 42.3% as compared to 43.8% in the third quarter of 2021 related to one-time non-cash write-downs of inventory in Canada and a step up in fair value of inventory related to the acquisition of HMS Health. Adjusted gross margin for the fourth quarter of 2021, excluding these one-time items, was 49.8% as compared to 46.2% for the third quarter of 2021, a 360 basis point improvement quarter-over-quarter.

General & Administrative expenses (G&A) for the full year 2021, excluding stock-based compensation, improved to 31.4% of revenue versus 37.6% of revenue in 2020. G&A excluding stock-based compensation was $66.0 million in 2021, up from $55.5 million in 2020 driven by increased personnel expenses to support the growth of the business and legal expenses primarily related to acquisitions and settlements. Additionally, lease expense, now part of G&A under US GAAP across all periods, rather than previously being reported as finance expense under IFRS, totaled $4.5 million for 2021 and $3.8 million for 2020, representing approximately 2% of revenue.

G&A, excluding stock-based compensation, for the fourth quarter of 2021 totaled $17.0 million as compared to $16.1 million for the third quarter of 2021 with the increase primarily related to an increase in professional fees for US filer and GAAP conversion work.

Full year 2021 adjusted EBITDA was $65.6 million, or $70.1 million excluding lease expense under IFRS, versus $41.7 million, or $45.5 million excluding lease expense under IFRS in 2020, representing 57% growth year over year. 2021 adjusted EBITDA margin was 31.2% versus 28.2% in 2020, a 300 basis point improvement year over year. This improvement was driven by the ramp up of New Jersey operations, the acquisition of HMS in Maryland, and profitability improvements year over year in both California and Canada.

Fourth quarter 2021 adjusted EBITDA was $11.9 million, representing a 24.2% adjusted EBITDA margin, as compared to $9.0 million and an 18.3% margin in the third quarter of 2021. This sequential improvement in adjusted EBITDA was primarily driven by growth in New Jersey and improvement in Pennsylvania. Adjusted EBITDA, excluding lease expense under IFRS, was $12.8 million in the fourth quarter of 2021 as compared to $10.5 million in the third quarter of 2021.

Operating income for the full year 2021 totaled $23.5 million as compared to $9.6 million in full year 2020, representing an increase of 145% year over year. The increase was primarily driven by the scale up of the New Jersey business and the acquisitions of HMS in Maryland and KCR in PA.

Fourth quarter 2021 operating income was $0.3 million as compared to a loss of $1.8 million for the third quarter of 2021. The improvement quarter over quarter was due to gross margin expansion and lower share based compensation expense.

Net income for the full year 2021 totaled $6.1 million, mainly related to a non-cash $58 million gain on fair value of warrant liability compared with a net loss of $142 million in the prior year, which was impacted by a non-cash $110 million loss on fair value of warrant liability.

Net loss in the fourth quarter was $5.9 million, mainly related to a one-time loss of $3.3 million in lease termination fees, $6.9 million of finance and other expenses, $6.9 million of accrued income taxes, and $2.0 million of transaction costs mostly related to the Gage acquisition. These expenses were partially offset by a $14.4 million non-cash gain on fair value of warrant liability.

Balance Sheet and Cash Flow

Cash and cash equivalents were $79.6 million as of December 31, 2021, compared to $102.6 million as of September 30, 2021 and $59.2 million as of December 31, 2020, providing ample capacity to fund planned organic and inorganic growth initiatives. During the quarter, the Company made the final payment of $25 million related to the partial buyout of its New Jersey partnership, taking ownership up to 87.5%, from 75%.

Cash used in operations was $3.8 million for the three months ended December 31, 2021, mainly driven by an increase in inventory related to the anticipated start of adult use sales in New Jersey. For the full year, cash used in operations was $32 million related to a $24 million working capital increase, mainly related to preparation for New Jersey adult use, and a contingent consideration payment of $11 million.

Capital expenditures were $11.8 million in the fourth quarter of 2021 primarily related to capacity expansions at the Pennsylvania and Maryland facilities, and completion of the third New Jersey dispensary located in Lodi. For the full year 2021 capital expenditures were $38.5 million, of which approximately half was utilized for expansion in Pennsylvania with the remainder related to the buildout of New Jersey and the acquisition of the 156,000 square foot facility in Hagerstown, Maryland.

As of March 15, 2022 there were 318.2 million basic shares outstanding including 251.8 million common shares, 14.0 million preferred shares as converted, and 52.4 million exchangeable shares, including both Canopy and Gage exchangeable shares.

Conference Call

TerrAscend will host a conference call today, March 16, 2022, to discuss these results. Jason Wild, Executive Chairman; Ziad Ghanem, President and Chief Operating Officer and Keith Stauffer, Chief Financial Officer will host the call starting at 5:00 p.m. Eastern time. A question-and-answer session will follow management's presentation.

CONFERENCE CALL DETAILS

DATE:	Wednesday, March 16, 2022
TIME:	5:00 p.m. Eastern Time
WEBCAST:	Click here
DIAL-IN NUMBER:	1-888-664-6392
CONFERENCE ID:	36277662
REPLAY:	(416) 764-8677 or (888) 390-0541 Available until 12:00 midnight Eastern Time Friday, April 1, 2022 Replay Code: 277662

Financial results and analyses are available on the Company’s website (www.terrascend.com) and SEDAR (www.sedar.com).

The Canadian Securities Exchange (“CSE”) has neither approved nor disapproved the contents of this news release. Neither the CSE nor its Market Regulator (as that term is defined in the policies of the CSE) accepts responsibility for the adequacy or accuracy of this release.

Definition and Reconciliation of Non-GAAP Measures

In addition to reporting the financial results in accordance with GAAP, the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP measures used by management do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other companies. The Company believes that certain investors and analysts use these measures to measure a company’s ability to meet other payment obligations or as a common measurement to value companies in the cannabis industry, and the Company calculates Adjusted Gross Profit as Gross Profit adjusted for certain material non-cash items and Adjusted EBITDA as EBITDA adjusted for certain material non-cash items and certain other adjustments management believes are not reflective of the ongoing operations and performance. Such information is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes this definition is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of the Company’s underlying business performance and other one-time or non-recurring expenses.

The table below reconciles Gross Profit and Adjusted Gross Profit for the years ended December 31, 2021, December 31, 2020 and December 31, 2019.

(in millions of U.S. Dollars)

	For the years ended
Summary of Adjusted Gross Profit	December 31, 2021	December 31, 2020	December 31, 2019
Gross profit	112,104	81,020	2,558
Add (deduct) the impact of:
Non-cash write downs of inventory	2,417	3,668	6,956
Relief of fair value of inventory upon acquisition	3,465	(230)	2,677
Adjusted gross profit	117,986	84,458	12,191

The table below reconciles Gross Profit and Adjusted Gross Profit for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020

(in millions of U.S. Dollars)

	For the Three Month Period Ended
Summary of Adjusted Gross Profit	December 31, 2021	September 30, 2021	December 31, 2020
Gross profit	20,830	21,497	27,735
Add (deduct) the impact of:
Non-cash write downs of inventory	1,968	—	2,250
Relief of fair value of inventory upon acquisition	1,735	1,163	—
Adjusted gross profit	24,533	22,660	29,985

The table below reconciles net income (loss) to EBITDA and Adjusted EBITDA for the years ended December 31, 2021, December 31, 2020 and December 31, 2019.

(in millions of U.S. Dollars)

	For the years ended
Summary of EBITDA and Adjusted EBITDA	December 31, 2021	December 31, 2020	December 31, 2019
Net income (loss)	$6,135	$(142,256)	$(163,147)
Add (deduct) the impact of:
Provision for income taxes	28,314	10,769	1,769
Interest accretion	24,662	8,416	3,694
Amortization and depreciation	15,390	10,433	4,444
EBITDA	74,501	$(112,638)	$(153,240)
Add (deduct) the impact of:
Non-cash write downs of inventory	2,417	$3,668	$6,956
Relief of fair value of inventory upon acquisition	3,465	(230)	2,677
Share-based compensation	14,941	10,475	7,661
Impairment of goodwill and intangible assets	8,640	766	49,111
Impairment of property and equipment	470	823	1,746
Loss on lease termination	3,278	—	—
Revaluation of contingent consideration	3,584	18,709	46,857
Restructuring costs and executive severance	931	1,023	121
Legal settlements	2,121	—	—
Fees for services related to NJ licenses	—	7,500	—
Other one-time items	6,070	1,070	8,323
(Gain) loss on fair value of warrants and purchase option derivative asset	(57,904)	110,518	—
Indemnification asset release	4,504	—	—
Unrealized and realized (gain) loss on investments and notes receivable	(6,192)	(186)	4,394
Unrealized foreign exchange loss	4,810	178	313
Adjusted EBITDA	$65,636	$41,676	$(25,081)

The table below reconciles net income (loss) to EBITDA and Adjusted EBITDA for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020

(in millions of U.S. Dollars)

	For the Three Month Period Ended
Summary of EBITDA and Adjusted EBITDA	December 31, 2021	September 30, 2021	December 31, 2020
Net (loss) income	(5,927)	55,834	(93,982)
Add (deduct) the impact of:
Provision for income taxes	6,942	4,999	2,791
Interest accretion	6,528	6,351	2,810
Amortization and depreciation	4,140	4,200	3,160
EBITDA	11,683	71,384	(85,221)
Add (deduct) the impact of:
Non-cash write downs of inventory	1,968	-	2,250
Relief of fair value of inventory upon acquisition	1,735	1,163	-
Share-based compensation	1,548	5,178	4,657
Impairment of goodwill and intangible assets	-	-	32
Impairment of property and equipment	470	-	823
Loss on lease termination	3,278	-	-
Revaluation of contingent consideration	932	(338)	4,042
Restructuring costs and executive severance	14	450	74
Other one-time items	3,583	1,365	8
(Gain) loss on fair value of warrants and purchase option derivative asset	(14,189)	(69,016)	92,685
Indemnification asset release	613	95	-
Unrealized and realized (gain) loss on investments and notes receivable	-	-	(126)
Unrealized and realized foreign exchange loss	228	(1,256)	67
Adjusted EBITDA	11,863	9,025	19,291

About TerrAscend

TerrAscend is a leading North American cannabis operator with vertically integrated operations in Pennsylvania, New Jersey, Michigan and California, licensed cultivation and processing operations in Maryland and licensed production in Canada. TerrAscend operates The Apothecarium and Gage dispensary retail locations as well as scaled cultivation, processing, and manufacturing facilities in its core markets. TerrAscend's cultivation and manufacturing practices yield consistent, high-quality cannabis, providing industry-leading product selection to both the medical and legal adult-use markets. The Company owns several synergistic businesses and brands, including Gage Cannabis, The Apothecarium, Ilera Healthcare, Kind Tree, Prism, State Flower, Valhalla Confections, and Arise Bioscience Inc. For more information, visit www.terrascend.com.

Forward Looking Information

This news release contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, and include statements with respect to future revenue and profits. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, current and future market conditions; risks related to federal, state, provincial, territorial, local and foreign government laws, rules and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; and the risk factors set out in the Company’s most recently filed MD&A, filed with the Canadian securities regulators and available under the Company’s profile on SEDAR at www.sedar.com.

The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether, as a result of new information, future events, or results or otherwise, other than as required by applicable securities laws.

For more information regarding TerrAscend:

Keith Stauffer

Chief Financial Officer

ir@terrascend.com

Rob Kelly
MATTIO Communications
terrascend@mattio.com
416-992-4539

Consolidated Balance Sheets

(Amounts expressed in thousands of United States dollars, except for per share amounts)

	At	At
	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$79,642	$59,226
Accounts receivable, net	14,920	10,856
Share subscriptions receivable	105	—
Inventory	42,323	20,561
Prepaid expenses and other current assets	6,231	4,903
	143,221	95,546
Non-Current Assets
Property and equipment, net	140,762	110,245
Operating lease right of use assets	29,561	23,229
Intangible assets, net	168,984	110,710
Goodwill	90,326	72,796
Indemnification asset	3,969	11,500
Investment in associate	—	1,379
Other non-current assets	5,111	1,839
	438,713	331,698
Total Assets	$581,934	$427,244

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$30,340	$27,382
Deferred revenue	1,071	638
Loans payable, current	8,837	5,734
Contingent consideration payable, current	9,982	30,966
Lease liability, current	1,193	1,025
Corporate income tax payable	18,939	27,739
	70,362	93,484
Non-Current Liabilities
Loans payable, non-current	176,306	171,172
Contingent consideration payable, non-current	2,553	6,590
Lease liability, non-current	30,754	23,836
Warrant liability	54,986	132,257
Convertible debentures	—	5,284
Deferred income tax liability	14,269	7,937
Other non-current liabilities	3,750
	282,618	347,076
Total Liabilities	352,980	440,560
Commitments and Contingencies
Shareholders’ Equity (Deficit)
Share Capital
Series A, convertible preferred stock, no par value, unlimited shares authorized; and 13,708 and 14,258 shares outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Series B, convertible preferred stock, no par value, unlimited shares authorized; and 610 and 710 shares outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Series C, convertible preferred stock, no par value, unlimited shares authorized; and 36 and nil shares outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Series D, convertible preferred stock, no par value, unlimited shares authorized; and nil and nil shares outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Proportionate voting shares, no par value, unlimited shares authorized; and nil and 76,307 shares outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Exchangeable shares, no par value, unlimited shares authorized; and 38,890,571 and 38,890,571 shares outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Common stock, no par value, unlimited shares authorized; 190,930,800 and 79,526,785 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Additional paid in capital	535,418	305,138
Accumulated other comprehensive income (loss)	2,823	(3,662)
Accumulated deficit	(314,654)	(318,594)
Non-controlling interest	5,367	3,802
Total Shareholders’ Equity (Deficit)	228,954	(13,316)
Total Liabilities and Shareholders’ Equity (Deficit)	$581,934	$427,244

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Amounts expressed in thousands of United States dollars, except for per share amounts)

	For the years ended
	December 31, 2021	December 31, 2020	December 31, 2019
Revenue	$222,067	$157,906	$66,164
Excise and cultivation taxes	(11,648)	(10,073)	(2,351)
Revenue, net	210,419	147,833	63,813

Cost of sales	98,315	66,813	61,255

Gross profit	112,104	81,020	2,558

Operating expenses:
General and administrative	80,973	65,534	45,898
Amortization and depreciation	7,656	5,562	3,067
Research and development	-	317	582
Total operating expenses	88,629	71,413	49,547

Income (loss) from operations	23,475	9,607	(46,989)
Other (income) expense
Revaluation of contingent consideration	3,584	18,709	46,857
(Gain) loss on fair value of warrants and purchase option derivative asset	(57,904)	110,518	—
Finance and other expenses	29,229	8,193	3,524
Transaction and restructuring costs	3,111	2,093	8,444
Impairment of goodwill	5,007	—	45,802
Impairment of intangible assets	3,633	766	3,309
Impairment of property and equipment	470	823	1,746
Loss on lease termination	3,278	—	—
Unrealized foreign exchange loss	4,810	178	313
Unrealized and realized (gain) loss on investments and notes receivable	(6,192)	(186)	4,394
Income (loss) before provision for income taxes	34,449	(131,487)	(161,378)
Provision for income taxes	28,314	10,769	1,769
Net income (loss)	$6,135	$(142,256)	$(163,147)

Foreign currency translation	(6,485)	2,875	(2,088)
Comprehensive income (loss)	$12,620	$(145,131)	$(161,059)

Net income (loss) attributable to:
Common and proportionate Shareholders of the Company	$3,111	$(139,204)	$(160,668)
Non-controlling interests	$3,024	$(3,052)	$(2,479)

Comprehensive income (loss) attributable to:
Common and proportionate Shareholders of the Company	$9,596	$(142,079)	$(158,580)
Non-controlling interests	$3,024	$(3,052)	$(2,479)

Net income (loss) per share, basic and diluted
Net income (loss) per share – basic	$0.02	$(0.93)	$(1.61)
Weighted average number of outstanding common and proportionate voting shares	181,056,654	149,740,210	99,592,007
Net income (loss) per share - diluted	$0.01	$(0.93)	$(1.61)
Weighted average number of outstanding common and proportionate voting shares, assuming dilution	208,708,664	149,740,210	99,592,007

Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars, except for per share amounts)

	For the years ended
	December 31, 2021	December 31, 2020	December 31, 2019
Operating activities
Net income (loss)	$6,135	$(142,256)	$(163,147)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Non-cash write downs of inventory	3,052	7,167	10,805
Accretion expense	4,363	5,500	973
Depreciation of property and equipment and amortization of intangible assets	15,390	10,433	4,444
Amortization of operating right-of-use assets	1,247	4,239	1,086
Share-based compensation	14,941	10,475	7,661
Deferred income tax expense	(1,808)	(11,970)	(1,234)
(Gain) loss on fair value of warrants and purchase option derivative	(57,904)	110,518	—
Revaluation of contingent consideration	3,584	18,709	46,857
Impairment of goodwill and intangible assets	8,640	766	49,111
Impairment of property and equipment	470	823	1,746
Loss on lease termination	3,278	—	—
Release of indemnification asset	4,504	—	—
Forgiveness of loan principal and interest	(1,414)	—	—
Fees for services related to NJ licenses	—	7,500	—
Unrealized foreign exchange loss	4,810	178	313
Unrealized and realized (gain) loss on investments and notes receivable	(6,192)	(186)	4,394
Changes in operating assets and liabilities
Receivables	(2,967)	(4,472)	199
Inventory	(17,375)	(11,779)	(6,651)
Prepaid expense and deposits	(1,445)	(46)	(456)
Other assets	(423)	(442)	—
Accounts payable and accrued liabilities and other payables	2,162	6,364	1,548
Operating lease liability	(705)	(3,055)	(1,042)
Other liability	3,750	—	—
Contingent consideration payable	(11,394)	(56,527)	—
Corporate income taxes payable	(6,938)	11,358	2,653
Deferred revenue	424	(268)	899
Net cash used in operating activities	(31,815)	(36,971)	(39,841)
Investing activities
Investment in property and equipment	(38,483)	(44,621)	(32,834)
Investment in intangible assets	(387)	(896)	(1,306)
Investment in notes receivable	—	—	(10,456)
Principal payments received on notes receivable	—	—	6,111
Principal payments received on lease receivable	693	124	—
Sale of investments	—	—	2,427
Distribution of earnings from associates	469	153	—
Investment in NJ partnership	(50,000)	—	—
Investment in joint venture	—	—	(620)
Deposits for property and equipment	(1,977)	—	—
Deposits for business acquisition	—	(1,389)	—
Cash portion of consideration paid in acquisitions, net of cash acquired	(42,736)	—	(67,540)
Cash received on acquisitions	—	739	—
Net cash used in investing activities	(132,421)	(45,890)	(104,218)
Financing activities
Proceeds from options and warrants exercised	30,785	7,287	26,894
Proceeds from loans payable	766	201,496	42,843
Capital contributions (paid) received by non-controlling interests	(53)	393	1,906
Loan principal paid	(4,500)	(53,886)	—
Loan origination fee paid	—	(2,250)	—
Payments of contingent consideration	(18,274)	(90,657)	—
Proceeds from convertible debentures, net of issuance costs	—	—	15,336
Proceeds from private placement, net of share issuance costs	173,477	71,023	49,955
Net cash provided by financing activities	182,201	133,406	136,934
Net increase (decrease) in cash and cash equivalents during the period	17,965	50,544	(7,125)
Net effects of foreign exchange	2,451	(480)	327
Cash and cash equivalents, beginning of period	59,226	9,162	15,960
Cash and cash equivalents, end of period	$79,642	$59,226	$9,162
Supplemental disclosure with respect to cash flows
Income taxes paid	$37,060	$11,204	$-
Interest paid	$21,694	$2,192	$2,760
Non-cash transactions
Shares issued as consideration for acquisitions	34,427	—	56,663
Shares issued for compensation of services	—	3,750	—
Accrued capital purchases	450	4,544	7,042
Notes receivable settled for business acquisition	—	3,032	—
Promissory note issued as consideration for acquisitions	8,839	—	—
Conversion of shares into note receivable	—	—	3,163
Conversion of note receivable into shares	—	—	(2,687)